SPECIAL MEETING OF SHAREHOLDERS
On July 9, 2010, a Special Meeting of Shareholders was held to consider a number of proposals.
The results of the proposals are indicated below.
Proposal 1  Election of Trustees:
Net Assets Voted For 		Dr. Leroy Keith, Jr. 	$64,347,808
Net Assets Voted Withheld				$ 5,207,932
Net Assets Voted For 		Peter G. Gordon 	$64,355,138
Net Assets Voted Withheld 				$ 5,200,602
Net Assets Voted For 		Isaiah Harris, Jr. 	$64,303,129
Net Assets Voted Withheld 				$ 5,252,611
Net Assets Voted For 		Judith M. Johnson 	$64,318,298
Net Assets Voted Withheld 				$ 5,237,442
Net Assets Voted For 		David F. Larcker 	$64,397,620
Net Assets Voted Withheld 				$ 5,158,120
Net Assets Voted For 		Olivia S. Mitchell 	$64,340,091
Net Assets Voted Withheld 				$ 5,215,649
Net Assets Voted For 		Timothy J. Penny 	$64,381,502
Net Assets Voted Withheld 				$ 5,174,238
Net Assets Voted For 		Michael S. Scofield 	$64,344,209
Net Assets Voted Withheld 				$ 5,211,531
Net Assets Voted For 		Donald C. Willeke 	$64,261,033
Net Assets Voted Withheld 				$ 5,294,707
Proposal 2a To approve an investment advisory agreement with Wells Fargo Funds Management, LLC.
Net Assets Voted For 		$50,210,911
Net Assets Voted Against 	$ 4,537,948
Net Assets Voted Abstain 	$ 1,302,665
Proposal 2b  To approve a sub-advisory agreement with Crow Point
Partners, LLC.
Net Assets Voted For 		$50,107,742
Net Assets Voted Against 	$ 4,280,749
Net Assets Voted Abstain 	$ 1,663,032
Proposal 2c To approve a sub-advisory agreement with Wells Capital Management Incorporated.
Net Assets Voted For 		$50,000,003
Net Assets Voted Against 	$ 4,547,089
Net Assets Voted Abstain	$ 1,504,432